Adaptive Media poised to exploit the rapid growth of mobile advertising

MISSION VIEJO, CA (eTeligis via ACCESSWIRE) 7/16/2013 9:00:00 AM - Adaptive Media, Inc., a subsidiary of Mimvi (MIMV), today announced that is has officially deployed its mobile ad serving and monetization platform, mAdaptive. The company is now generating revenue across native apps andmobile websites from multiple exclusive and non-exclusive supply partners.

“We began building this several months ago, so we’re very excited to roll out the first stage of our mobile monetization capabilities,” said Adaptive Media Founder and Mimvi CEO, Qayed Shareef. “Our revenue team now has ability to target mobile-specific traffic by device, operating system and geography, and we’ll be continually improving our ad-serving technology moving forward.

“Our goal is to integrate Mimvi’s proprietary recommendation capabilities into the mAdaptive platform in the second phase of rollout,” he added. “This will fulfill the original vision of Mimvi Link by driving app installs across relevant content through native and mobile web advertising.”

The Adaptive Media team is currently working with mobile publishers and advertisers to rapidly expand its mobile monetization stack to maximize revenues. mAdaptive’s iOS and Android software development kits (SDKs) allow for turn-key integration with app developers. At launch, the mAdaptive platform can serve hundreds of millions of mobile impressions and is built to scale well beyond this level.

“We are focused on optimizing revenues for our publisher partners, and increasing efficiencies for our advertisers across all media display, video and mobile,” Shareef concluded. “The mAdaptive launch and subsequent integration of Mimvi technology positions us perfectly for the exploding mobile market.”

ABOUT ADAPTIVE MEDIA INC.

Based in Mission Viejo, California, Adaptive Media is an audience and content monetization company working with website owners, app developers and video content publishers to better optimize the serving of content and ads together. The company serves as the foundation for content developers looking to engage brand advertisers through integrated, engaging and impactful ads across its content on multiple devices.  Adaptive Media’s multi-channel ad delivery and content platform delivers relevant and timely-placed advertising that meets the needs of its publishers’ audiences without interrupting their users’ experiences. For more information, please visit: www.adaptivem.com.

ABOUT MIMVI

Headquartered in Sunnyvale, California, Mimvi, Inc. (MIMV) is a leading mobile search and discovery technology provider. Its proprietary search and “intelligent” recommendation algorithms enable the search and discovery of Mobile Apps, Mobile Content and Mobile Products across multiple devices and platforms, including: Apple’s iPhone and iPad, Google Android, BlackBerry, Windows Phone, Facebook and web applications. For more information, please visit: www.mimvi.com.

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